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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015
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FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)
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Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road Danbury, Connecticut 06813
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modification to Rights of Security Holders
To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
On December 3, 2015, FuelCell Energy, Inc. (the “Company”) filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware (the “Certificate of Amendment”) to effect a 1-for-12 reverse stock split (the “Reverse Stock Split”) of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and to decrease proportionately the number of authorized shares of Common Stock, effective as of 4:01 p.m. Eastern Time on December 3, 2015. The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from 314.5 million shares to approximately 26.2 million shares, subject to adjustment for the payment of cash in lieu of fractional shares (as described below). The number of authorized shares of Common Stock under the Certificate of Incorporation will change proportionately from 475,000,000 shares to 39,583,333 shares.
As previously disclosed, the Company’s stockholders approved a Reverse Stock Split of the Common Stock at the annual meeting of stockholders on April 2, 2015, as determined by the Board of Directors of the Company (the “Board) in its discretion, at one of five reverse stock split ratios, 1-for-3, 1-for-5, 1-for-7, 1-for-10 or 1-for-12. The Board determined to effect the reverse stock split at a ratio of 1-for-12, and approved the corresponding final form of the Certificate of Amendment.
The Reverse Stock Split will become effective as of 4:01 p.m. Eastern Time on December 3, 2015, at which time every twelve (12) shares of the Company’s issued and outstanding Common Stock will be automatically converted into one (1) issued and outstanding share of Common Stock, without any change in the par value per share.
No fractional shares will be issued as a result of the Reverse Stock Split; any stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment (without interest) in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on The Nasdaq Global Market, as of the date the Certificate of Amendment.
Pursuant to the terms of the Amended Certificate of Designation of 5% Series B Cumulative Convertible Perpetual Preferred Stock of the Company (the “Series B Preferred Shares”), and the Articles of Amendment of the Class A Cumulative Redeemable Exchangeable Preferred Shares of the Company’s subsidiary, FuelCell Energy, Ltd. (“Series 1 Preferred Stock”), the conversion price at which shares of Series B Preferred Stock may be converted into shares of Common Stock, and the exchange price at which shares of Series 1 Preferred Stock may be exchanged into shares of Common Stock, as applicable, will be proportionately adjusted to reflect the Reverse Stock Split. In addition, a proportionate adjustment will be made to the per share exercise price of all outstanding options and warrants to purchase shares of Common Stock, and the number of shares reserved for issuance pursuant to the Company’s equity compensation plans will be reduced proportionately.
The Common Stock will begin trading on a reverse stock split-adjusted basis on the Nasdaq Global Market on December 4, 2015. The trading symbol for the Common Stock will remain “FCEL.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 35952H 502.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.1 99.1	Certificate of Amendment to the Certificate of Incorporation of FuelCell Energy, Inc. FuelCell Energy, Inc. Press Release issued December 3, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FUELCELL ENERGY, INC.
Date: December 3, 2015                By:    /s/ Michael S. Bishop                                         Michael S. Bishop
Senior Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer